EXHIBIT 50

AMENDMENT NO. 1

TO AMENDED AND RESTATED PLEDGE AGREEMENT

AMENDMENT No. 1 (this “Amendment”) dated as of November 4, 2008 to the Amended and Restated Pledge Agreement dated as of April 21, 2008 (the “Pledge Agreement”) by and among Infinity World Investments LLC, a Nevada limited liability company (the “Nevada Pledgor”), and Infinity World (Cayman) L.P., a Cayman Islands exempted limited partnership (the “Cayman Pledgor”; together with the Nevada Pledgor, the “Pledgors” and each, a “Pledgor”), Credit Suisse International (“CS”), Deutsche Bank AG, London Branch (“DB”), The Royal Bank of Scotland plc (“RBS”; and together with CS and DB, the “Initial Banks” and each, an “Initial Bank”), and Deutsche Bank Trust Company Americas, as collateral agent (in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to the Pledge Agreement the Pledgors granted to the Collateral Agent for the benefit of the Secured Parties (as defined therein) a security interest in the Collateral (as defined therein), including shares (the “Shares”) of common stock, par value $0.01 per share, of MGM MIRAGE, a Delaware corporation, and security entitlements in respect of Shares; and

WHEREAS, Dubai World, a decree entity of the Government of Dubai, United Arab Emirates (the “Guarantor”) has entered on the date hereof into a guarantee (the “Guarantee”) of all the Guaranteed Obligations (as defined therein) of the Pledgors for the benefit of the Initial Banks (and their successors and permitted assigns) and, in connection therewith, the parties hereto deem it appropriate to enter into this Amendment;

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1 . Definitions. Unless otherwise specifically defined herein, each term used herein that is defined in the Pledge Agreement has the meaning assigned to such term therein. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Pledge Agreement shall, after this Amendment becomes effective, refer to the Pledge Agreement as amended hereby.

SECTION 2 . Amendments of Pledge Agreement. Effective as of the date hereof, the Pledge Agreement is hereby amended as follows:

(a) The following text shall be inserted immediately before the definition of “Guarantor Party” in Section 1(a):

“Guarantee” means the guarantee dated as of November 4, 2008 executed by Dubai World, a decree entity of the Government of Dubai, United Arab Emirates, for the benefit of the Initial Banks (and their successors and permitted assigns).

(b) The definition of “Transaction Documents” in Section 1(a) shall be replaced in full with the following text:

“Transaction Documents” means the ISDA Agreements, the Security Documents and the Guarantee.

(c) The word “and” preceding numeral (iv) in the first sentence of Section 12(c) of the Pledge Agreement is replaced with a comma and the phrase “and (v) in the case of the Guarantee, Parent and each Initial Bank” is inserted immediately before the word “provided” in such sentence.

SECTION 3 . Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed signature page of this Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

SECTION 4 . Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTION 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

SECTION 5 Authorization. Each Initial Bank hereby instructs the Collateral Agent to execute and deliver a counterpart of this Amendment.

SECTION 6 . Effectiveness. This Amendment shall become effective on the date when the Collateral Agent shall have received from each of the parties hereto a counterpart hereof signed by such party or facsimile or other written confirmation (in form satisfactory to the Collateral Agent) that such party has signed a counterpart hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

INFINITY WORLD INVESTMENTS LLC, as Pledgor

By:	/s/ Chris O’Donnell
Name: Chris O’Donnell
Title: President

By:	/s/ Abdul Wahid A. Rahim Al Ulama
Name: Abdul Wahid A. Rahim Al Ulama
Title: Secretary

INFINITY WORLD (CAYMAN) L.P., as Pledgor, acting by Infinity World (Cayman) Holding, its general partner

By:	/s/ Abdul Wahid A. Rahim Al Ulama
Name: Abdul Wahid A. Rahim Al Ulama
Title: Director

CREDIT SUISSE INTERNATIONAL, as an Initial Bank

By:	/s/ Laura Muir
Name: Laura Muir
Title: Authorised Signatory

By:	/s/ Robert Roman
Name: Robert Roman
Title: Authorised Signatory

DEUTSCHE BANK AG, LONDON BRANCH, as an Initial Bank

By:	/s/ Lee Frankenfield
Name: Lee Frankenfield
Title: Managing Director

By:	/a/ Sunil Hariani
Name: Sunil Hariani
Title: Director

DEUTSCHE BANK SECURITIES INC., acting solely as agent

By:	/s/ Lee Frankenfield
Name: Lee Frankenfield
Title: Managing Director

By:	/a/ Sunil Hariani
Name: Sunil Hariani
Title: Director

THE ROYAL BANK OF SCOTLAND PLC, as an Initial Bank

By:	/s/ Ehsan Hague
Name: Ehsan Hague
Title: Authorised Signatory

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Collateral Agent

By:	/s/ Yana Kislenko
Name: Yana Kislenko
Title: Assistant Vice President

By:	/s/ Randy Kahn
Name: Randy Kahn
Title: Vice President